Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

May 18, 2015

Sanchez Production Partners LP
1000 Main Street, Suite 3000
Houston,  Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the “Issuer”), in connection with the offering, from time to time, of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $18,600,000 (the “Common Units”), on terms to be determined at the time of the offering thereof, pursuant to a registration statement on Form S-3 (File No. 333-202575) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 6, 2015 and declared effective by the SEC on March 16, 2015.  A prospectus supplement dated May 18, 2015, which together with the prospectus filed with the Registration Statement (the “Base Prospectus”) constitute the “Prospectus,” will be filed with the SEC on May 18, 2015 pursuant to Rule 424(b) promulgated under the Securities Act.

In arriving at the opinions expressed below, we have examined (i) the Certificate of Limited Partnership of the Issuer (the “Formation Certificate”), (ii) the Agreement of Limited Partnership of the Issuer, as amended (the “Partnership Agreement” and collectively with the Formation Certificate, the “Issuer Organizational Documents”), (iii) the Registration Statement, (iv) the Prospectus, (v) the At Market Issuance Sales Agreement dated April 17, 2015 by and between the Issuer and MLV & Co. LLC (the “Sales Agreement”) and (vi) originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Issuer and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies.  In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Issuer to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of

Sanchez Production Partners LP

May 18, 2015

such parties.  We have also assumed that all Common Units will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Sales Agreement.

Based upon and subject to the foregoing, and subject also to the limitations and other assumptions and qualifications set forth below, we are of the opinion that:

1. The issuance of the Common Units by the Issuer in accordance with the terms of the Sales Agreement has been duly authorized by Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of the Issuer (the “General Partner”).

2. When the Common Units have been issued and delivered in accordance with the terms of the Sales Agreement, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the following:  (a) if a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Common Units (the “Limited Partners”) of the Issuer as a group (i) to remove or replace the general partner of the Issuer, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement pursuant to which a Limited Partner “participates in the control” of the Issuer’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), then such Limited Partner could be held personally liable for the Issuer’s obligations under the laws of Delaware, to the same extent as the general partner of the Issuer with respect to persons who transact business with the Issuer and reasonably believe that such Limited Partner is a general partner and (b) Sections 17-303, 17-607 and 17-804 of the Delaware LP Act.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws). We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus.  In giving these consents, we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Andrews Kurth LLP